Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-258365 on Form S-8 and 333-268254 on Form S-3 of our report dated March 1, 2023, relating to the consolidated financial statements of Omega Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 1, 2023